PARSONS LAW FIRM

ATTORNEYS AT LAW

SUITE 1710

500 108th AVENUE N.E.

BELLEVUE, WASHINGTON 98004

(425) 451-8036 FAX (425) 451-8568

James B. Parsons* jbparsons@uswest.net	*Also admitted in Oregon and the Northern Mariana Islands
Robert J. Burnett** rjburnett@uswest.net	**LL.M. in Taxation

June 5, 2002

Board of Directors

Capstone International Corporation

Surrey, B.C., Canada, V3W 0R8

Dear Gentlemen:

In my capacity as counsel for Capstone International Corporation (the "Company"), I have participated in the corporate proceedings relative to the authorization and issuance by the Company of a maximum of 3,550,000 shares of common stock as set out and described in the Company's Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Registration Statement"). I have also participated in the preparation and filing of the Registration Statement.

Based upon the foregoing and upon my examination of originals (or copies certified to our satisfaction) of such corporate records of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having regard for the legal considerations which I deem relevant, I opine that:

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware;

(2) The Company has taken all requisite corporate action and all action required with respect to the authorization, issuance and sale of common stock to be issued pursuant to the Registration Statement;

(3) The maximum of 3,550,000 shares of common stock, when issued and distributed pursuant to the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to my firm in the Registration Statement.

Yours very truly,

PARSONS LAW FIRM

/s/ James B. Parsons

James B. Parsons